FOR IMMEDIATE RELEASE
August 19, 2014
WashingtonFirst Bankshares, Inc. Pays Off 25% of its SBLF and Declares Cash Dividend
RESTON, VA - August 19, 2014 - WashingtonFirst Bankshares, Inc. (the “Company”) (NASDAQ: WFBI), today announced that it has redeemed $4.4 million (4,449 shares), or 25% of the $17.8 million outstanding Series D Preferred Stock ("Series D Preferred Stock") that had been issued to the Secretary of the Treasury ("Treasury") in August 2011 through the Company's participation in the Small Business Lending Fund ("SBLF"). The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends through August 14, 2014, for a total redemption price of $4,454,434.67.
The partial redemption was approved by the Company’s primary federal regulator and funded with the Company’s surplus capital. After the partial redemption, the Company and its wholly-owned banking subsidiary, WashingtonFirst Bank, will continue to have capital in excess of minimum regulatory requirements and at levels that qualify as “well capitalized” under applicable regulatory guidelines. The Company continues to have outstanding $13.3 million (13,347 shares) of Series D Preferred Stock issued through the SBLF program.
“Our participation in the SBLF Program allowed WashingtonFirst to sustain its loan growth to small business in our market area, and this partial redemption is an important step in our long-term capital strategy.” said Shaza Andersen, Chief Executive Officer of both the Company and WashingtonFirst Bank.
The Company also announced that its Board of Directors declared a cash dividend of four cents ($0.04) per share payable on October 1, 2014, to shareholders of record as of September 10, 2014. The dividend payout will be approximately $310,000 on 7.7 million shares of voting and non-voting common stock. While the Company expects to continue to declare and pay quarterly cash dividends in the future, any such dividend would be at the discretion of the Board of Directors of the Company and would be subject to applicable federal and state regulatory limitations.
“We are very pleased that our capital and earnings growth has allowed us to execute on our objective of redeeming the SBLF capital, and to declare our fourth consecutive quarterly cash dividend. The Board of Directors is committed to enhancing shareholder value and we believe the redemption of the Preferred Stock and the payment of a cash dividend is appropriate given our earnings and financial condition," said Ms. Andersen.
The Company recently reported unaudited consolidated net income to common shareholders for the six months ended June 30, 2014 of $3.9 million or $0.49 per common share. WashingtonFirst common stock is traded on the NASDAQ Stock Market under the quotation symbol “WFBI” and is included in the ABA NASDAQ Community Bank Index.

About The Company

WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 16 offices, with 10 located in Northern Virginia, four in Maryland and two in the District of Columbia. For more information about WFBI, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information

Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operation and general economic condition. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. Actual events or results could be materially different from those expressed or implied by the forward-looking statements. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual events or results to differ materially are disclosed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.
For additional information or questions, please contact:

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@wfbi.com
www.wfbi.com

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